Exhibit 99.1

MAXIMUS Reports Third Quarter Results for Fiscal 2015

RESTON, Va.--(BUSINESS WIRE)--August 6, 2015--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and nine months ended June 30, 2015.

Highlights for the third quarter of fiscal 2015 included:

  Revenue growth of 36% to $572.3 million, driven by organic growth and contributions from the acquisitions of Acentia and Remploy
  GAAP diluted earnings per share of $0.62 and adjusted diluted earnings per share of $0.64
  Cash and cash equivalents that totaled $81.9 million at June 30, 2015
  Signed year-to-date record contract awards of $2.9 billion; new contracts pending of $256.4 million; and a sales pipeline of $2.8 billion at June 30, 2015

For the third quarter of fiscal 2015, revenue increased 36% (41% on a constant currency basis) to $572.3 million, compared to $419.9 million reported for the same period last year. The increase in revenue was driven by organic growth and revenue from the acquisitions of Acentia and Remploy, both of which closed in early April 2015.

Fiscal 2015 third quarter net income attributable to MAXIMUS totaled $41.7 million, or $0.62 per diluted share, and included approximately $0.02 per diluted share of acquisition-related expenses. This compares to $0.49 per diluted share for the same period last year. Excluding these acquisition-related expenses, adjusted diluted earnings per share for the fiscal 2015 third quarter were $0.64.

“Organic growth in the quarter was strong and driven by the ongoing expansion of existing contracts and new contracts that are in the start-up phase. The integration of Acentia and Remploy is progressing well, and these strategic acquisitions support our long-term growth objectives,” commented Richard A. Montoni, MAXIMUS Chief Executive Officer. “On July 1, 2015, we successfully launched operations under the new jobactive contract in Australia, where we have introduced new technologies and applications to improve connectivity between job seekers and employers, and ultimately, to help more job seekers find and maintain meaningful employment.”

Health Services Segment

Health Services Segment revenue for the third quarter of fiscal 2015 increased 44% (47% on a constant currency basis) to $439.6 million, compared to $305.3 million reported for the same period last year. The majority of growth was organic, with approximately 27% attributable to new work and the expansion of existing contracts, with the remaining revenue increase from the acquisition of Acentia.

Health Services Segment operating income for the third quarter totaled $60.0 million (13.7% operating margin), compared to operating income of $43.2 million (14.2% operating margin) for the same period last year. As expected, operating margin was lower compared to the prior-year period due to the anticipated volume decline in the Company’s federal appeals business, a larger share of cost-reimbursable contracts and new contracts in start-up.

Human Services Segment

Human Services Segment revenue for the third quarter of fiscal 2015 increased 16% (26% on a constant currency basis) to $132.7 million, compared to $114.6 million for the same period last year. Revenue growth in the quarter was driven by revenue from the acquisition of Remploy and the Company’s international welfare-to-work operations. Revenue growth was offset by the unfavorable impact of foreign currency translation.

Human Services Segment operating income for the third quarter totaled $16.8 million (12.7% operating margin), compared to $13.6 million (11.9% operating margin) for the same period last year.

Sales and Pipeline

The Company posted record sales at June 30, 2015 with year-to-date signed contract awards totaling $2.9 billion. At June 30, 2015, new contracts pending (awarded but unsigned) totaled $256.4 million.

The sales pipeline at June 30, 2015 was $2.8 billion (consisting of approximately $1.0 billion in proposals pending, $103 million in proposals in preparation, and $1.6 billion in opportunities tracking). This compares to a pipeline of $3.0 billion for the same period last year, which included several large rebids that have since converted to new awards. The Company’s reported pipeline only reflects opportunities where MAXIMUS expects that the request for proposal will be released within the next six months.

Balance Sheet and Cash Flows

Cash and cash equivalents at June 30, 2015 totaled $81.9 million, of which approximately 80% were held outside the United States. For the third quarter of fiscal 2015, cash provided by operating activities totaled $118.9 million, with free cash flow of $93.2 million. At June 30, 2015, Days Sales Outstanding (DSOs) improved to 64 days compared to the prior quarter, as a result of improved collections.

In April 2015, MAXIMUS borrowed $225 million from its available credit to complete the acquisition of Acentia. At June 30, 2015, the balance on the credit facility was approximately $166 million.

On May 29, 2015, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On July 6, 2015, the Company announced a $0.045 per share cash dividend, payable on August 31, 2015 to shareholders of record on August 14, 2015.

Outlook

MAXIMUS is updating its forecasted fiscal year 2015 revenue guidance and now expects revenue to range between $2.10 billion and $2.14 billion. The Company continues to expect its fiscal year 2015 GAAP diluted earnings per share to range between $2.33 and $2.40. The increase to the Company’s fiscal 2015 revenue guidance is a result of new work from an existing client and expansion of existing contracts in the Health Segment, which will be offset by the start-up of a new contract in the United Kingdom.

The Company is also maintaining its preliminary guidance for fiscal year 2016. As stated last quarter, MAXIMUS is forecasting revenue in the range of $2.4 billion to $2.5 billion for fiscal 2016 and estimates that GAAP diluted earnings per share will range from $2.85 to $3.05. The Company will provide formal guidance for fiscal 2016 in November.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, August 6, 2015, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 20, 2015 by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13614953

About MAXIMUS

Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With approximately 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including adjusted diluted earnings per share, free cash flow, constant currency and days sales outstanding.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of acquisition expenses.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2015 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2014. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Revenue	$572,301	$419,899	$1,521,138	$1,265,506
Cost of revenue	428,503	307,296	1,133,728	926,315
Gross profit	143,798	112,603	387,410	339,191
Selling, general and administrative expenses	66,997	55,838	178,350	160,727
Amortization of intangible assets	3,275	1,542	6,182	4,365
Acquisition-related expenses	2,459	—	4,573	—
Legal and settlement expenses	—	—	—	600
Operating income	71,067	55,223	198,305	173,499
Interest and other income/(expense), net	(681)	495	439	1,304
Income before income taxes	70,386	55,718	198,744	174,803
Provision for income taxes	28,127	21,290	75,108	65,559
Net income	42,259	34,428	123,636	109,244
Income attributable to noncontrolling interests	(593)	(290)	(1,302)	(40)
Net income attributable to MAXIMUS	$41,666	$34,138	122,334	$109,204

Basic earnings per share attributable to MAXIMUS	$0.63	$0.50	$1.86	$1.61

Diluted earnings per share attributable to MAXIMUS	$0.62	$0.49	$1.83	$1.57

Dividends paid per share	$0.045	$0.045	$0.135	$0.135

Weighted average shares outstanding:
Basic	65,901	67,659	65,900	67,982
Diluted	67,098	69,031	67,003	69,369

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2015	September 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81,877	$158,112
Accounts receivable — billed and billable, net of reserves of $4,331 and $3,138	377,729	263,011
Accounts receivable — unbilled	27,578	26,556
Deferred income taxes	31,567	28,108
Prepaid expenses and other current assets	64,336	56,673
Total current assets	583,087	532,460

Property and equipment, net	118,169	80,246
Capitalized software, net	34,787	39,734
Goodwill	379,895	170,626
Intangible assets, net	106,621	39,239
Deferred contract costs, net	19,715	12,046
Deferred compensation plan assets	20,904	17,126
Other assets, net	12,467	9,519
Total assets	$1,275,645	$900,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$164,486	$103,181
Accrued compensation and benefits	88,413	94,137
Deferred revenue	63,586	55,878
Income taxes payable	38,640	4,693
Other liabilities	10,843	7,432
Total current liabilities	365,968	265,321
Deferred revenue, less current portion	56,734	32,257
Deferred income taxes	16,543	21,383
Long-term debt	166,844	1,060
Deferred compensation plan liabilities, less current portion	20,906	18,768
Other liabilities	8,252	6,022
Total liabilities	635,247	344,811

Shareholders’ equity:
Common stock, no par value	442,135	429,857
Accumulated other comprehensive income/(loss)	(12,487)	230
Retained earnings	208,404	125,875
Total MAXIMUS shareholders’ equity	638,052	555,962
Noncontrolling interests	2,346	223
Total equity	640,398	556,185
Total liabilities and equity	$1,275,645	$900,996

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$42,259	$34,428	$123,636	$109,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and capitalized software	13,911	10,996	37,617	31,932
Amortization of intangible assets	3,275	1,542	6,182	4,365
Deferred income taxes	1,213	810	(8,921)	(577)
Non-cash equity based compensation	4,349	4,248	12,785	12,809

Change in assets and liabilities:
Accounts receivable — billed	(547)	36,154	(81,430)	(1,362)
Accounts receivable — unbilled	4,520	3,330	2,209	3,280
Prepaid expenses and other current assets	2,547	(3,882)	(3,496)	(1,343)
Deferred contract costs	(285)	(1,423)	(7,390)	556
Accounts payable and accrued liabilities	17,790	(9,313)	45,064	(5,686)
Accrued compensation and benefits	7,717	9,960	(4,546)	2,510
Deferred revenue	10,566	6,299	32,424	88
Income taxes	17,893	(3,991)	37,476	6,162
Other assets and liabilities	(6,294)	(468)	(10,630)	3,172
Cash provided by operating activities	118,914	88,690	180,980	165,150

Cash flows from investing activities:
Purchases of property and equipment	(24,017)	(8,873)	(68,243)	(18,389)
Capitalized software costs	(1,677)	(1,860)	(4,924)	(9,177)
Acquisition of business	(289,612)	—	(289,612)	(2,670)
Proceeds from note receivable	124	196	406	350
Cash used in investing activities	(315,182)	(10,537)	(362,373)	(29,886)

Cash flows from financing activities:
Cash dividends paid	(3,036)	(3,043)	(8,966)	(9,181)
Repurchases of common stock	—	(24,658)	(32,616)	(59,354)
Tax withholding related to RSU vesting and option exercises	—	(1,776)	(12,451)	(14,681)
Stock option exercises	521	627	521	1,145
Expansion of credit facility	—	—	(1,444)	—
Borrowings under credit facility	255,993	—	255,993	15,000
Repayment of credit facility and other long-term debt	(90,038)	(40)	(90,112)	(15,122)
Tax benefit/(provision) due to option exercises and RSU vesting	(1,208)	—	(1,208)	2,925
Cash used in financing activities	162,232	(28,890)	109,717	(79,268)

Effect of exchange rate changes on cash and cash equivalents	1,378	2,356	(4,559)	1,329

Net increase/(decrease) in cash and cash equivalents	(32,658)	51,619	(76,235)	57,325

Cash and cash equivalents, beginning of period	114,535	131,323	158,112	125,617

Cash and cash equivalents, end of period	$81,877	$182,942	$81,877	$182,942

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2015	% (1)	2014	% (1)	2015	% (1)	2014	% (1)

Revenue:
Health Services	$439,560	100%	$305,253	100%	$1,161,242	100%	$927,435	100%
Human Services	132,741	100%	114,646	100%	359,896	100%	338,071	100%
Total	572,301	100%	419,899	100%	1,521,138	100%	1,265,506	100%

Gross Profit:
Health Services	104,593	23.8%	79,532	26.1%	281,895	24.3%	240,906	26.0%
Human Services	39,205	29.5%	33,071	28.8%	105,515	29.3%	98,285	29.1%
Total	143,798	25.1%	112,603	26.8%	387,410	25.5%	339,191	26.8%

Selling, general, and administrative expense:
Health Services	44,587	10.1%	36,333	11.9%	119,618	10.3%	105,641	11.4%
Human Services	22,402	16.9%	19,470	17.0%	58,624	16.3%	55,072	16.3%
Other	8	NM	35	NM	108	NM	14	NM
Total	66,997	11.7%	55,838	13.3%	178,350	11.7%	160,727	12.7%

Operating income:
Health Services	60,006	13.7%	43,199	14.2%	162,277	14.0%	135,265	14.6%
Human Services	16,803	12.7%	13,601	11.9%	46,891	13.0%	43,213	12.8%
Amortization of intangible assets	(3,275)	NM	(1,542)	NM	(6,182)	NM	(4,365)	NM
Acquisition-related expenses(2)	(2,459)	NM	—	NM	(4,573)	NM	—	NM
Legal and settlement expenses(3)	—	NM	—	NM	—	NM	(600)	NM
Other	(8)	NM	(35)	NM	(108)	NM	(14)	NM
Total	$71,067	12.4%	$55,223	13.2%	$198,305	13.0%	$173,499	13.7%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

(2)	Acquisition-related expenses are costs directly incurred from the purchases of Acentia and Remploy, including legal, accounting and valuation services and severance costs.

(3)	Legal and settlement expenses consist of costs related to significant legal settlements and non-routine legal matters, including future probable legal costs expected to be incurred in connection with those matters. Legal expenses incurred in the ordinary course of business are included in their respective operating segments.

MAXIMUS, Inc.
ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Quarter Ended			Nine Months Ended
	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Jun. 30, 2015
Diluted EPS-GAAP basis	$0.63	$0.58	$0.62	$1.83
Acquisition-related expenses	–	0.02	0.02	0.04
Adjusted Diluted EPS	$0.63	$0.60	$0.64	$1.87

MAXIMUS, Inc.
FREE CASH FLOW
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Cash provided by operating activities	$118,914	$88,690	$180,980	$165,150
Purchases of property and equipment	(24,017)	(8,873)	(68,243)	(18,389)
Capitalized software costs	(1,677)	(1,860)	(4,924)	(9,177)
Free cash flow	$93,220	$77,957	$107,813	$137,584

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com